Exhibit 23.6






                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 and in the registration statement on Form S-3 (File No. 333-54030) of our report dated February 23, 2001 on Iron Mountain Europe Limited's (f/k/a Britannia Data Management Limited) consolidated financial statements, as well as our report dated February 23, 2001 on the supplemental schedule, Valuation and Qualifying Accounts, included in Iron Mountain Incorporated's, a Pennsylvania corporation Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 23, 2001 and to all references to our Firm included in this registration statement.




/s/ RSM Robson Rhodes

Birmingham, England
December 11, 2001